UNITED STATES

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CRACKER BARREL OLD COUNTRY STORE, INC.

(Name of Registrant as Specified in Its Charter)

Biglari Capital Corp.

THE LION FUND II, L.P.

Biglari holdings inc.

First Guard Insurance Company

Southern Pioneer Property and Casualty Insurance Company

SPP&C Holding Co., Inc.

Sardar Biglari

raymond p. barbrick

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Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its director nominee at the 2020 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

On November 9, 2020, Biglari issued the following press release:

ISS Calls for Addition of “Relevant Restaurant Expertise” to Board of Directors of Cracker Barrel Old Country Store, Inc.

Notes that “Deceleration” in Cracker Barrel’s Business Since 2015 Has Contributed to Board Decisions that “Alter the Fundamentals of the Business”

Agrees with Biglari Capital that Recent Ill-Advised and Poorly Managed Investments and Initiatives Undertaken by Cracker Barrel Have “Exposed the Lack of Appropriate Restaurant Experience on the Board”

“Underscore[s] the Importance of Further Change” on the Board and Praises Biglari Capital Nominee Raymond P. Barbrick as “Credible and Independent”

Emphasizes Company’s Declining TSR Over the One- and Three-Year Periods, and Since Announcement of Punch Bowl Social Investment, Prior to Onset of COVID-19

SAN ANTONIO, TX – November 9, 2020 – Biglari Capital Corp. (together with its affiliates, “Biglari Capital”), one of the largest and longest-standing shareholders of Cracker Barrel Old Country Store, Inc. (the “Company”, “Cracker Barrel” or “CBRL”) (NASDAQ:CBRL), beneficially owning approximately 8.7% of the Company’s outstanding common stock, today announced that Institutional Shareholder Services Inc. (“ISS”) has recognized the need for change on the Cracker Barrel board of directors (the “Board”), calling for the addition of relevant industry experience to the Board.

The following are excerpts from ISS’ analysis:

On Cracker Barrel’s stock price underperformance:1

•	“[O]ver the one- and three-year periods, and from the announcement of the Punch Bowl Social investment through [February 20, 2020], CBRL underperformed all comparators…. In a broader sense, the timeline of CBRL’s TSR performance tells the story of a company that has been historically successful, but is struggling to find its footing in an evolving marketplace...”

•	“[S]hort/mid-term performance suggests that CBRL has experienced a degree of stagnation, which may have contributed to decisions on undertakings such as the Punch Bowl Social investment, the pivot to alcohol sales, and the introduction of a new restaurant concept (Holler & Dash, now Maple Street Biscuit Company).”

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1 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“[P]erformance suggests that CBRL is now also contending with company-specific issues. The Punch Bowl Social investment appears to be the line of demarcation…it is representative of a thematic shift that may be driving the change in perception of CBRL.”

On Cracker Barrel’s financial underperformance:

•	“CBRL has experienced a deceleration since 2015,” as “guest traffic declined over each of the following four years. In total, from FY2014 to FY2019, guest traffic decreased 3.2 percent.”

•	With regard to the failure to meet its “FY2018-FY2020 plan, which was introduced in October 2017,” ISS pointed out that CBRL has displayed “mixed results” on “store-level initiatives” and “financial targets,” and “was not on track to meet the cost savings target” or “revenue or operating income goals,” with the latter having “decreased 9.7 percent.”

On the ill-advised Punch Bowl Social investment and Cracker Barrel’s failure to disclose relevant financial data:

•	“The Punch Bowl Social investment failed…”

•	“Over the duration of the investment in Punch Bowl Social (July 2019 – March 2020), there appear to have been ongoing questions about the expected economics of the project. For instance, when pressed during analyst calls, CBRL declined to provide a sufficient level of detail… This opaque disclosure about a new venture, coupled with general market uncertainty about CBRL’s response to industry-wide declining traffic, may have led to the deterioration of TSR relative to peers.”

•	“[T]he Punch Bowl Social investment exposed the lack of appropriate restaurant experience on the board. Thus, shareholders should consider whether recent additions [to the Board] impart the expertise necessary to maximize the value of CBRL’s new undertakings, which pull at so many of the fibers that define a restaurant concept, and to provide oversight that can guide management’s strategic thinking...”

On the fundamental shift in the Company’s business away from the Cracker Barrel brand and the need for relevant restaurant experience on the Board:

•	“The more pressing question revolves around the direction of CBRL’s strategy… This willingness to depart from past practice, and to pursue developments with the potential to alter the fundamentals of the business, has become thematic.”

•	“In addition to the Punch Bowl Social investment, CBRL is expanding into new geography, has launched a new concept, is integrating the first acquisition under the long-serving leadership team, and is introducing significant changes to the product mix. All of these are developments that tug at the very being of a restaurant’s fundamental direction and its proposition to consumers.”

•	In recommending that shareholders withhold their votes from Norman Johnson, ISS asks “the central question … whether appropriate restaurant and brand-level experience is sufficiently represented on the board (particularly within the backgrounds of recent additions)” who “have only incidental and captive-dining expertise,” and answers that “the board is not optimally configured, and that the addition of brand-level expertise would be beneficial.”

•	“[Biglari Capital] has identified an issue that will need to be addressed, and has likewise presented a credible nominee.”

Clearly, ISS’ analysis supports Biglari Capital’s contention that the restaurant and capital allocation background of its highly-qualified and independent nominee, Raymond P. Barbrick, would make him invaluable as a Board member in an effort to: (1) bring discipline to the Company’s capital allocation; (2) focus the Board and management on the Cracker Barrel brand; (3) reject all egregious acquisitions and investments; (4) disclose to shareholders the returns on capital deployed in new stores opened in the past decade; and (5) return capital to shareholders through dividends and/or share repurchases.

Biglari Capital urges shareholders to support much needed change on the Board by voting the GOLD proxy card today.